Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2015 (July 2, 2015 as to the effects of the Palo Duro and Shafter acquisitions, and September 21, 2015 as to the effects of the second quarter 2015 acquisitions as described in Notes 1 and 2 to the consolidated financial statements), relating to the consolidated financial statements of NextEra Energy Partners, LP and subsidiaries (NEP) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the consolidated financial statements related to 1) the period prior to the initial public offering and 2) the acquisitions of Palo Duro and Shafter in January 2015 and February 2015, respectively, and the second quarter 2015 acquisitions), appearing in the Current Report on Form 8-K of NEP dated September 21, 2015, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boca Raton, Florida

October 28, 2015